Exhibit 10.2

LILA Class B
CEO

LIBERTY LATIN AMERICA
2018 INCENTIVE PLAN
(Amended and Restated effective May 12, 2021)

2022 UNRESTRICTED SHARE AWARD AND PERFORMANCE SHARE UNIT AWARD AGREEMENT
THIS 2022 UNRESTRICTED SHARE AWARD AND PERFORMANCE SHARE UNIT AWARD AGREEMENT (“Agreement”) is made as of July 28, 2022 by and between LIBERTY LATIN AMERICA LTD., an exempted Bermuda company limited by shares (the “Company”), and Balan Nair (the “Grantee”).
RECITALS
The Company has adopted the Liberty Latin America 2018 Incentive Plan (Amended and Restated effective May 12, 2021) (the “Plan”), which by this reference is made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Pursuant to Article 3 of the Plan the Company’s Board of Directors (the “Board”) appointed the Compensation Committee of the Board (the “Committee”) to administer the Plan. Capitalized terms used and not otherwise defined herein will have the meaning given thereto in the Plan. To review the Plan, please log into Shareworks by Morgan Stanley and visit the Documents tab.
In satisfaction of the Sign-on LILAB Award referenced in subparagraph 3.1(c) of the Employment Agreement, the Committee hereby awards 125,000 Class B Shares (the “LILAB Unrestricted Share Award”) and 500,000 Class B Shares as performance-based restricted share units (the “LILAB PSU Award”) to the Grantee effective as of July 28, 2022 (the “Grant Date”), subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee additional remuneration for services rendered, to encourage the Grantee to continue to provide services to the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.
AGREEMENT
The Company and the Grantee therefore agree as follows:
1.Definitions. The following terms, when used in this Agreement, have the following meanings:
“Act” means the Bermuda Companies Act 1981, as amended from time to time, and the rules and regulations thereunder.
“Approved Transaction” has the meaning specified in the Plan. For purposes of clarification, an Approved Transaction under the Plan would include a going private transaction within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended, including a going private transaction with affiliated entities or with insiders.

“Board” has the meaning specified in the Recitals to this Agreement.
“Cause” has the meaning specified under Section 1.1 of the Employment Agreement.
“Class A Share” means a Class A Common Share of the Company, par value $0.01 per share.
“Class B Share” AND “LILAB” means a Class B Common Share of the Company, par value $0.01 per share.
“Class C Share” AND “LILAK” means a Class C Common Share of the Company, par value $0.01 per share.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific code section shall include any successor section.
“Commitment Award” has the meaning specified under Subsection 3.1(b) of the Employment Agreement.
“Committee” has the meaning specified in the Recitals to this Agreement.
“Company” means Liberty Latin America Ltd., an exempted Bermuda company limited by shares.
“Disability” has the meaning specified under Section 1.1 of the Employment Agreement.
“Earned Performance Share Units” means the number of Performance Share Units earned with respect to a Performance Period pursuant to this Award if and when the Committee certifies that the applicable Performance Metric has been met pursuant to Section 3, subject to forfeiture or acceleration during the Service Period in accordance with Section 4,Section 5, and Section 6 as applicable.
“Employment Agreement” means that certain Amended and Restated Employment Agreement, dated as of July 28, 2022, by and among the Company, LiLAC Communications Inc., and the Grantee.
“Good Reason” for the Grantee to resign from his employment with the Company and its Subsidiaries has the meaning ascribed to it under Section 1.1 of the Employment Agreement.
“Grant Date” has the meaning specified in the Recitals to this Agreement.
“Grantee” has the meaning specified in the preamble to this Agreement.
“LILAB PSU Award” has the meaning specified in the preamble to this Agreement.
“LILAB PSU Award Required Withholding Amount” has the meaning specified in Section 16 of this Agreement.

“LILAB Unrestricted Share Award Required Withholding Amount” has the meaning specified in Section 16 of this Agreement.
“LILAB Unrestricted Share Award” has the meaning specified in the preamble to this Agreement.
“Performance Metrics” means the performance metrics applicable during the Performance Periods as set forth in Appendix A hereto.
“Performance Period” means the performance periods specified in Appendix A hereto.
“Performance Share Unit” is a Restricted Share representing the right to receive one Class B Share under the LILAB PSU Award, subject to the performance and other conditions and restrictions set forth herein and in the Plan.
“Plan” has the meaning specified in the preamble to this Agreement.
“Regulations” means the rules and regulations under the Code or a specified section of the Code, as applicable.
“RSU Dividend Equivalents” with respect to a Performance Share Unit means, to the extent specified by the Committee only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable or transferable to Shareholders of record during the Performance Period and Service Period with respect to one Class B Share.
“Section 409A” means Section 409A of the Code and related Regulations and Treasury pronouncements.
“Service Period” means the period beginning immediately following the expiration of a Performance Period and ending on the Vesting Date(s) as provided in Section 4, as applicable.
“Sign-on LILAB Award” has the meaning specified under subparagraph 3.1(c) of the Employment Agreement.
“Termination of Service” means the termination for any reason of the Grantee’s provision of services to the Company and its Subsidiaries, as an officer, employee or independent contractor. Whether any leave of absence constitutes a Termination of Service will be determined by the Committee subject to Section 11.2(d) of the Plan. Unless the Committee otherwise determines, neither transfers of employment among the Company and its Subsidiaries, nor a change in Grantee’s status from an independent contractor to an employee will be a Termination of Service for purposes of this Agreement. Unless the Committee otherwise determines, however, any change in Grantee’s status from an employee to an independent contractor will be a Termination of Service within the meaning of this Agreement; provided, however, that, to the extent Section 409A is applicable to Grantee, any amounts otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of Termination of Service shall not be payable before Grantee “separates from service”, as that term is defined in Section 409A, and shall be paid in accordance with Section 15(c) of this Agreement.

“2023 LILAB PSUs” has the meaning specified in Section 4(b)(i) of this Agreement.
“2024 LILAB PSUs” has the meaning specified in Section 4(b)(ii) of this Agreement.
“Unpaid RSU Dividend Equivalents” has the meaning specified in Section 4(c) of this Agreement.
“Vesting Date” has the meaning specified in Section 4 of this Agreement.
“Vested RSU Dividend Equivalents” has the meaning specified in Section 9 of this Agreement.
2.Grant of Unrestricted Class B Shares and Performance Share Units. Pursuant to the Plan, the Company grants to the Grantee, effective as of the Grant Date, an Award of the number of unrestricted Class B Shares and Performance Share Units set forth on the signature page hereto, subject to the terms, conditions and restrictions set forth herein and in the Plan.
3.Performance Conditions For Performance Period.
(a) Except as otherwise provided in Section 5, if the Performance Metric is not met for a Performance Period, the number of Performance Share Units otherwise scheduled to be earned with respect to such Performance Period (as specified in Appendix A hereto) shall be forfeited and the Grantee shall have no further rights hereunder to such forfeited Performance Share Units.
(b)No later than March 15 of the year immediately following the end of each Performance Period, the Committee shall certify whether the Performance Metric has been met and, if the Performance Metric has been met, all of the Performance Share Units with respect to such Performance Period shall become Earned Performance Share Units. Upon completing its determination, the Committee shall notify the Grantee, in the form and manner as determined by the Committee, of the results of its certification.
4.Vesting.
(c)All of the Class B Shares corresponding to the LILAB Unrestricted Share Award shall be fully vested on the Grant Date (such date being a Vesting Date).
(d)Unless the Committee otherwise determines in its sole discretion, subject to earlier vesting in accordance with Section 5 of this Agreement or Section 11.1(b) of the Plan and subject to Section 4(d) and the forfeiture provisions of this Agreement, the Earned Performance Share Units corresponding to the LILAB PSU Award shall become vested in accordance with the following schedule (each date specified below being a Vesting Date):
(i)On March 15, 2023, 37.5% of the Earned Performance Share Units shall become vested (the “2023 LILAB PSUs”); and
(ii)On March 15, 2024, 62.5% of the Earned Performance Share Units shall become vested (the “2024 LILAB PSUs”).

(e)On each Vesting Date, subject to the satisfaction of any other applicable restrictions, terms and conditions, any RSU Dividend Equivalents with respect to the Earned Performance Share Units that have not theretofore become Vested RSU Dividend Equivalents (“Unpaid RSU Dividend Equivalents”) will become vested to the extent that the Earned Performance Share Units related thereto shall have become vested in accordance with this Agreement.
(f)Notwithstanding the foregoing, if the Grantee is suspended (with or without compensation) or is otherwise not in good standing with the Company or any Subsidiary as determined by the Company’s Chief Legal Officer due to an alleged violation of the Company’s Code of Business Conduct, applicable law or other misconduct (a “Suspension Event”), the Company has the right to suspend the vesting of the Earned Performance Share Units until the day after the Company (as determined by the Chief Legal Officer or his/her designee) has determined (x) the suspension is lifted or (y) the Company determines lack of good standing has been cured (each, the “Recovery Date”). If the Suspension Event has occurred and prior to the Recovery Date, the Grantee dies, is disabled or is terminated without Cause or terminates for Good Reason, then the provisions of Sections 4(a), 4(b), 4(c) and Section 5 continue to apply notwithstanding the Suspension Event. If the Grantee resigns (including due to retirement) or is terminated for Cause prior to the Recovery Date then the unvested Earned Performance Share Units will be terminated without any further vesting after the date of the Suspension Event, unless otherwise agreed by the Company.
5.Termination of Service.
(g)Subject to the remaining provisions of this Section 5 and to Section 7, in the event of Termination of Service at any time, the Grantee shall thereupon forfeit all Performance Share Units that have not yet vested, any related Unpaid RSU Dividend Equivalents and any rights hereunder, except that if the Termination of Service is due to (i) death or Disability, (ii) termination of the Grantee by the Company or any of its Subsidiaries without Cause or (iii) resignation by the Grantee for Good Reason, then the Grantee (or the Grantee’s estate in the case of death) will vest in any previously outstanding and unvested Performance Share Units, based upon actual performance as of the date of Termination of Service, as certified by the Committee as soon as practicable following the date of Termination of Service, and in any related Unpaid RSU Dividend Equivalents as of the date of Termination of Service. Subject to the foregoing, the Performance Share Units and any related Unpaid RSU Dividend Equivalents will thereupon become vested and will be settled in accordance with Section 8 as soon as administratively practicable after the Termination of Service, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Termination of Service occurred.
(h)The Company shall have the right set forth in the Employment Agreement to require an exchange of all Class B Shares issued pursuant to this Agreement following the Date of Termination (as defined in the Employment Agreement), subject to the terms and conditions otherwise set forth in the Employment Agreement.
6.Change in Control.
(i)If an Approved Transaction, Board Change or Control Purchase occurs on or before the Grantee’s Termination of Service and (x) this Agreement is not continued on the same terms and conditions or (y) in the case of an Approved Transaction, the Committee as constituted prior to such Approved Transaction has not determined, in its discretion, that effective provision has been made for the assumption or continuation of this Agreement on terms and conditions that in the opinion of the Committee are as nearly as practicable equivalent for the Grantee to the terms and conditions of this Agreement, taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the Shares may be changed, converted or exchanged in connection with the Approved Transaction, then all Performance Share Units corresponding to the LILAB PSU Award that are not Earned Performance Share Units at the time of the Approved Transaction, Board Change or Control Purchase and that have not otherwise been forfeited due to a Committee certification under Section 3(b) that the Performance Metric for a previously completed Performance Period has not been met, will be deemed to be Earned Performance Share Units, without regard to any Performance Metric requirement corresponding to any current or future Performance Period or Service Period vesting requirement. Promptly following the occurrence of the Board Change or Control Purchase, but in any event no later than 30 days following such occurrence, or immediately prior to consummation of the Approved Transaction (i) all Performance Share Units deemed Earned Performance Share Units pursuant to this Section 6(a) and any related Unpaid RSU Dividend Equivalents, and (ii) any other previously outstanding Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents for which the Service Period vesting requirement has not been satisfied shall thereupon become vested and will be settled in accordance with Section 8. The provisions of this Section 6(a) are subject to Section 7.
(j)If an Approved Transaction, Board Change or Control Purchase occurs on or before the Grantee’s Termination of Service and the provisions of Section 6(a) do not apply because of the assumption or continuation of this Agreement as described therein, then the following will apply, subject to Section 7:
(i)All Performance Share Units corresponding to the LILAB PSU Award that are not Earned Performance Share Units at the time of the Approved Transaction, Board Change or Control Purchase and that have not otherwise been forfeited due to a Committee certification under Section 3(b) that the Performance Metric for a previously completed Performance Period has not been met, will be deemed to be Earned Performance Share Units, without regard to any Performance Metric requirement corresponding to any current or future Performance Period. The Grantee shall continue to be subject to the Service Period vesting requirement of, and to have the rights otherwise provided under, this Agreement with respect to such Earned Performance Share Units.
(ii)If the Approved Transaction, Board Change or Control Purchase occurs during the Service Period, the Grantee will continue to have the rights otherwise provided under this Agreement with respect to the Earned Performance Share Units.
(iii)In the event of Termination of Service thereafter due to termination of the Grantee by the Company or any of its Subsidiaries for Cause or resignation by the Grantee, but excluding resignation as a result of Disability or for Good Reason, the Grantee shall, effective upon such Termination of Service, forfeit any then unvested Earned Performance Share Units and any related Unpaid RSU Dividend Equivalents, the Vesting Date for which has not yet occurred.
(iv)In the event of Termination of Service thereafter due to death, Disability, resignation by the Grantee for Good Reason or termination by the Company or any of its Subsidiaries without Cause, then the Grantee (or the Grantee’s estate in the case of death) will vest as of the date of Termination of Service in all then outstanding and unvested Performance Share Units (including those Performance Share Units deemed earned pursuant to Section 6(b)(i)) and in any related Unpaid RSU Dividend Equivalents for which the Vesting Date has not yet occurred. Subject to the foregoing, the Performance Share Units and any related Unpaid RSU

Dividend Equivalents will thereupon become vested and will be settled in accordance with Section 8 as soon as administratively practicable after the Termination of Service, but in no event later than March 15 of the calendar year immediately following the calendar year in which the Termination of Service occurred.
7.Forfeiture.
(a)Except when the Grantee’s Termination of Service is due to death or Disability, the accelerated vesting of Performance Share Units contemplated or permitted by Section 5 shall be contingent upon execution by the Grantee, no later than the 60th day after the Termination of Service, of a general release, non-solicitation agreement and confidentiality agreement and, if the Committee in its discretion so requires, a non-competition agreement, in each case in favor of the Company and its Subsidiaries and in substance and form approved by the Committee, which form shall be provided by the Company to the Grantee within 15 days after the Termination of Service.
(b)If the Grantee breaches any restrictions, terms or conditions provided in or established by the Committee pursuant to the Plan or this Agreement with respect to the Performance Share Units prior to the vesting thereof (including any attempted or completed transfer of any such unvested Performance Share Units contrary to the terms of the Plan or this Agreement), the unvested Performance Share Units, together with any related Unpaid RSU Dividend Equivalents, will be forfeited immediately.
(c)Upon forfeiture of any Performance Share Units or Earned Performance Share Units, such Performance Share Units and any related Unpaid RSU Dividend Equivalents will be immediately cancelled, and the Grantee will cease to have any rights hereunder with respect thereto.
8.Settlement of Unrestricted Class B Shares and Performance Share Units. Except as otherwise provided in Section 5, settlement of the LILAB Unrestricted Share Award and the Performance Share Units, each of which vest in accordance with this Agreement, shall be made as soon as administratively practicable after the applicable Vesting Date, but in no event later than 30 days after such Vesting Date. Settlement of the LILAB Unrestricted Share Award shall be made in payment of Class B Shares. Except as otherwise contemplated in Section 5(b), settlement of the vested Performance Share Units shall be made in payment of Class B Shares, together with any related Unpaid RSU Dividend Equivalents, in accordance with Section 10.
9.Shareholder Rights; RSU Dividend Equivalents. The Grantee shall have no rights of a Shareholder with respect to any Class B Shares represented by any Performance Share Units unless and until such time as Class B Shares represented by vested Performance Share Units have been delivered to the Grantee in accordance with Section 8. The Grantee will have no right to receive, or otherwise with respect to, any RSU Dividend Equivalents until such time, if ever, as the Performance Share Units with respect to which such RSU Dividend Equivalents relate shall have become vested and, if vesting does not occur, the related RSU Dividend Equivalents will be forfeited. RSU Dividend Equivalents shall not bear interest or be segregated in a separate account. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of any portion of the RSU Dividend Equivalents (the “Vested RSU Dividend Equivalents”). The settlement of any Vested RSU Dividend Equivalents shall be made as soon as administratively practicable after the accelerated vesting date, but in no event later than March 15 of the calendar year following the calendar year in which the Vested RSU Dividend Equivalents became vested.

10.Delivery by Company. As soon as practicable after Vesting Date of the LILAB Unrestricted Share Award, and subject to the withholding referred to in Section 16 of this Agreement, the Company will deliver or cause to be delivered to or at the direction of the Grantee (i)(a) a statement of holdings reflecting that the Class B Shares represented by such vested share award are held for the benefit of the Grantee in uncertificated form by a third party service provider designated by the Company, or (b) a confirmation of deposit of the Class B Shares represented by such vested share award, in book-entry form, into the broker’s account designated by the Grantee. As soon as practicable after the vesting of Performance Share Units, and any related Unpaid RSU Dividend Equivalents, and subject to the withholding referred to in Section 16 of this Agreement, the Company will deliver or cause to be delivered to or at the direction of the Grantee (i)(a) a statement of holdings reflecting that the Class B Shares represented by such vested Performance Share Units are held for the benefit of the Grantee in uncertificated form by a third party service provider designated by the Company, or (b) a confirmation of deposit of the Class B Shares represented by such vested Performance Share Units, in book-entry form, into the broker’s account designated by the Grantee, (ii) any securities constituting related vested Unpaid RSU Dividend Equivalents by any applicable method specified in clause (i) above, and (iii) any cash payment constituting related vested Unpaid RSU Dividend Equivalents. Any delivery of securities will be deemed effected for all purposes when (1) a statement of holdings reflecting such securities and, in the case of any Unpaid RSU Dividend Equivalents, any other documents necessary to reflect ownership thereof by the Grantee has been delivered personally to the Grantee or, if delivery is by mail, when the Company or its share transfer agent has deposited the statement of holdings and/or such other documents in the United States or local country mail, addressed to the Grantee, or (2) confirmation of deposit into the designated broker’s account of such securities, in written or electronic format, is first made available to the Grantee. Any cash payment will be deemed effected when a check from the Company, payable to or at the direction of the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to or at the direction of the Grantee or deposited in the United States mail, addressed to the Grantee or his nominee.
11.Nontransferability of Performance Share Units Before Vesting.
(a)Before vesting and during the Grantee’s lifetime, the Performance Share Units and any related Unpaid RSU Dividend Equivalents may not be sold, assigned, transferred by gift or otherwise, pledged, exchanged, encumbered or disposed of (voluntarily or involuntarily), other than an assignment pursuant to a Domestic Relations Order. In the event of an assignment pursuant to a Domestic Relations Order, the unvested Performance Share Units and any related Unpaid RSU Dividend Equivalents so assigned shall be subject to all the restrictions, terms and provisions of this Agreement and the Plan, and the assignee shall be bound by all applicable provisions of this Agreement and the Plan in the same manner as the Grantee.
(b)The Grantee may designate a beneficiary or beneficiaries to whom the Performance Share Units, to the extent then vested, and any related Unpaid RSU Dividend Equivalents will pass upon the Grantee’s death and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on such form as may be prescribed by the Committee, provided that no such designation will be effective unless so filed prior to the death of the Grantee. If no such designation is made or if the designated beneficiary does not survive the Grantee’s death, the Performance Share Units, to the extent then vested, and any related Unpaid RSU Dividend Equivalents will pass by will or the laws of descent and distribution. Following the Grantee’s death, the person to whom such vested Performance Share Units and any related Unpaid RSU Dividend Equivalents pass according to the foregoing will be deemed the Grantee for purposes of any applicable provisions of this Agreement.
12.Adjustments. The Performance Share Units and any related Unpaid RSU Dividend Equivalents will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Committee may deem equitable and appropriate in connection with the occurrence following the Grant Date of any of the events described in Section 4.2 of the Plan.
13.Company’s Rights.    The existence of this Agreement will not affect in any way the right or power of the Company or its Shareholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 11.16 of the Plan.
14.Limitation of Rights; Executive Share Ownership Policy. Nothing in this Agreement or the Plan will be construed to give the Grantee any right to be granted any future Award other than in the sole discretion of the Committee or give the Grantee or any other person any interest in any fund or in any specified asset or assets of the Company or any of its Subsidiaries. Neither the Grantee nor any person claiming through the Grantee will have any right or interest in Class B Shares represented by any Performance Share Units or any related Unpaid RSU Dividend Equivalents unless and until there shall have been full compliance with all the terms, conditions and provisions of this Agreement and the Plan. Grantee acknowledges and agrees that the transfer by Grantee of the Class B Shares received upon vesting of Performance Share Units shall be subject to Grantee’s compliance with the Company’s Executive Share Ownership Policy, as in effect from time to time.
15.Restrictions Imposed by Law. Without limiting the generality of Section 11.8 of the Plan, the Company shall not be obligated to deliver any Class B Shares represented by a vested Class B Share award or represented by vested Performance Share Units or securities constituting any Unpaid RSU Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange upon which Class B Shares or such other securities are listed. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of Class B Shares represented by a vested Class B Share award or represented by vested Performance Share Units or securities constituting any Unpaid RSU Dividend Equivalents to comply with any such law, rule, regulation, or agreement. Any certificates representing any such securities issued or transferred under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.
16.Mandatory Withholding for Taxes.
(d) To the extent the Grantee or Company is subject to withholding tax or employee social security withholding requirements under any national, state, local or other governmental law with respect to the award and vesting of the LILAB Unrestricted Share Award, as determined by the Company in its sole and absolute discretion (collectively, the “LILAB Unrestricted Share Award Required Withholding Amount”), then the Grantee agrees that the Company shall withhold from the Class C Shares otherwise deliverable upon the issuance of the Commitment Award a number of shares that collectively have a Fair Market Value equal to the LILAB Unrestricted Share Award Required Withholding Amount, unless the Grantee remits the LILAB Unrestricted Share Award Required Withholding Amount to the Company in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made. Without limitation to the foregoing sentence, the Grantee hereby agrees that if the Class C Shares otherwise deliverable upon the issuance of the Commitment Award are insufficient in number to satisfy the LILAB Unrestricted Share Award Required Withholding Amount, such amount can also be collected by deducting from cash amounts otherwise payable to the Grantee (including wages or other cash compensation). Notwithstanding any other provisions of this Agreement or the Employment Agreement, the delivery of any Class B Shares represented by the vested Class B Share award or any Class C Shares represented by the vested Commitment Award may be postponed until any required withholding taxes have been paid to the Company.
(e)To the extent the Grantee or Company is subject to withholding tax or employee social security withholding requirements under any national, state, local or other governmental law with respect to either (i) the award of Performance Share Units to the Grantee or the vesting thereof, or (ii) the designation of any RSU Dividend Equivalents as payable or distributable or the payment, distribution or vesting thereof, in each case as determined by the Company in its sole and absolute discretion (collectively, the “LILAB PSU Award Required Withholding Amount”), then the Grantee agrees that the Company shall withhold from the Class A Shares or Class C Shares represented by Awards that vest on the same Vesting Date as the 2023 LILAB PSUs or the 2024 LILAB PSUs, as applicable, and that are otherwise payable or deliverable to the Grantee upon vesting a number of Class A Shares or Class C Shares, which collectively have a Fair Market Value equal to the LILAB PSU Award Required Withholding Amount, unless the Grantee remits the LILAB PSU Award Required Withholding Amount to the Company in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made. Without limitation to the foregoing sentence, the Grantee hereby agrees that the LILAB PSU Award Required Withholding Amount can also be collected by deducting from (i) cash amounts otherwise payable to the Grantee (including wages or other cash compensation) or (ii) the Class B Shares represented by vested Performance Share Units and otherwise deliverable to the Grantee, provided that collection under this clause (ii) shall only apply to the extent the LILAB PSU Award Required Withholding Amount cannot be satisfied through withholding of Class A Shares or Class C Shares or timely satisfied through cash payment or withholding, in each case, pursuant to this Section. Notwithstanding any other provisions of this Agreement, the delivery of any Class B Shares represented by vested Performance Share Units and any related RSU Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company.
(f)At all times prior to the Vesting Date, the benefit payable under this Agreement is subject to a substantial risk of forfeiture within the meaning of Section 409A and Regulation 1.409A-1(d) (or any successor Regulation). Accordingly, this Agreement is not subject to Section 409A under the short-term deferral exclusion. Notwithstanding any other provision of this Agreement, if Grantee is a “specified employee” as such term is defined in Section 409A, and determined as described below, any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of Termination of Service (other than by reason of death) to the Grantee shall not be payable before the earlier of (i) the date that is six months after the date of the Grantee’s Termination of Service, (ii) the date of the Grantee’s death or (iii) the date that otherwise complies with the requirements of Section 409A. The Grantee shall be deemed a “specified employee” for the twelve-month period beginning on April 1 of a year if the Grantee is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year.
17.Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by United States first class or local country mail, postage prepaid, sent by overnight courier, freight prepaid or sent by facsimile and addressed as follows:
Liberty Latin America Ltd.
1550 Wewatta Street, Suite 710
Denver, CO 80202
Attn: Chief Legal Officer
Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by United States first class or local country mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
18.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee. Without limiting the generality of the foregoing, without the consent of the Grantee,
(a)this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Shareholders and, provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Awards evidenced hereby, or (iii) to reform the Awards made hereunder as contemplated by Section 11.18 of the Plan or to exempt the Award made hereunder from coverage under Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable tax or securities laws; and
(b)subject to any required action by the Board or the Shareholders, the Performance Share Units granted under this Agreement may be canceled by the Company and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Performance Share Units that are then vested.
19.Grantee Employment or Service.
(g)Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ or service of the Company or any of its Subsidiaries or interfere in any way with any right of the Company or any Subsidiary, subject to the terms of any separate employment or service agreement to the contrary, to terminate the Grantee’s employment or service at any time, with or without cause, or to increase or decrease the Grantee’s compensation from the rate in effect at the date hereof or to change the Grantee’s title or duties.
(h)The Award hereunder is special incentive compensation that will not be taken into account, in any manner, as salary, earnings, compensation, bonus or benefits, in determining the amount of any payment under any pension, retirement, profit sharing, 401(k), life insurance, salary continuation, severance or other employee benefit plan, program or policy of the Company or any of its Subsidiaries or any employment or service agreement or arrangement with the Grantee.
(i)It is a condition of the Grantee’s Award that, in the event of Termination of Service for whatever reason, whether lawful or not, including in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of Termination of Service that such a claim may ensue), the Grantee will not by virtue of such Termination of Service, subject to Section 5 of this Agreement, become entitled to any damages or severance or any additional amount of damages or severance in respect of any rights or expectations of whatsoever nature the Grantee may have hereunder or under the Plan. Notwithstanding any other provision of the Plan or this Agreement, the Award hereunder will not form part of the Grantee’s entitlement to remuneration or benefits pursuant to the Grantee’s employment or service agreement or arrangement, if any. The rights and obligations of the Grantee under the terms of his employment or service agreement, if any, will not be enhanced hereby.
(j)In the event of any inconsistency between the terms hereof, of the Employment Agreement or of the Plan and any employment, severance or other agreement with the Grantee, the terms hereof, of the Employment Agreement and of the Plan shall control.
20.Nonalienation of Benefits. Except as provided in Section 9 of this Agreement, (i) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (ii) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.
21.Data Privacy.
(c)The Grantee’s acceptance hereof shall evidence the Grantee’s explicit and unambiguous consent to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data by and among, as applicable, the Grantee’s employer (the “Employer”) and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, bonus and employee benefits, nationality, job title and description, any Shares or directorships or other positions held in the Company, its subsidiaries and affiliates, details of all options, share appreciation rights, restricted shares, restricted share units or any other entitlement to Shares or other Awards granted, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, annual performance objectives, performance reviews and performance ratings, for the purpose of implementing, administering and managing Awards under the Plan (“Data”).
(d)The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the

Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Class B Shares acquired with respect to this Award.
(e)The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may at any time view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. Further, the Grantee understands that he is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his consent, the Grantee’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant him Performance Share Units or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Grantee may contact the Grantee’s local human resources representative.
22.Governing Law; Jurisdiction. The validity, interpretation, construction and performance of this Agreement shall be governed in all respects exclusively by the internal laws of the State of Colorado as a contract to be performed in such state and without regard to any principles of conflicts of law thereof.  Each party to this Agreement hereby irrevocably consents to the exclusive jurisdiction of, and agrees that any action to enforce, interpret or construe this Agreement or any other agreement or document delivered in connection with this Agreement shall be conducted in, the federal or state courts of the State of Colorado sitting in the City and County of Denver, and the Grantee hereby submits to the personal jurisdiction of such courts and irrevocably waives any defense of improper venue or forum non conveniens to any such action brought in such courts.  Each party hereby waives its right to trial by jury.
23.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Appendices hereto, including the Plan. This Agreement is entered into, and the Award evidenced hereby is granted, pursuant to the Plan and shall be governed by and construed in accordance with the Plan and the administrative interpretations adopted by the Committee thereunder. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
24.Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be an original, but all of them together represent the same agreement. Counterparts to this Agreement may be delivered via PDF or other electronic means.
25.Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.

26.Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof, other than the Employment Agreement. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed or in the Employment Agreement has been made and that this Agreement and the Employment Agreement contain the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
27.Grantee Acceptance. The Grantee will signify acceptance hereof and consent to all the terms and conditions of this Agreement by signing in the space provided on the signature page hereto and returning a signed copy to the Company. If the Grantee does not execute and return this Agreement within 30 days of the Grant Date, the grant of Unrestricted Class B Shares and Performance Share Units shall be null and void.
28. 280G Matters.  Except as provided in any other agreement between the Grantee and the Company, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Grantee pursuant to this Agreement, together with any other payments and benefits which the Grantee has the right to receive from the Company or any of its affiliates or any party to a transaction with the Company or any of its affiliates (“Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the amount of the Payment shall be either (i) reduced (a “Reduction”) to the minimum extent necessary to avoid imposition of such Excise Tax or (ii) paid in full, whichever produces the better net after-tax position to the Grantee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  For purposes of any Reduction, the Payments that shall be reduced shall be those that provide the Grantee the best economic benefit, and to the extent any Payments are economically equivalent, each shall be reduced pro rata. All determinations required to be made under this Section shall be made by the Company’s accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Grantee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and the Grantee.  By accepting this Agreement, the Grantee acknowledges and agrees that the provisions of this Section shall apply to all future compensation earned by the Grantee from the Company and its affiliates, and that this Section 28 shall survive the settlement and termination of this Agreement.

Signature Page to 2022 Unrestricted Share Award and Performance Share Unit Award Agreement dated as of July 28, 2022, between Liberty Latin America Ltd. and the Grantee

LIBERTY LATIN AMERICA LTD.

By: /s/ John Winter
Name: John Winter
Title: Chief Legal Officer and Secretary

ACCEPTED:

/s/ Balan Nair
Grantee Name: Balan Nair

Number of Unrestricted Class B Shares (LILAB) Awarded: 125,000

Number of Performance Share Units (LILAB) Awarded: 500,000